Exhibit 4.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF SERIES H PREFERRED STOCK

OF

INSPIRE PHARMACEUTICALS, INC.

Inspire Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following amendment to the Corporation’s Certificate of Designation of Series H Preferred Stock originally filed on December 30, 2002 (as later integrated into the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, the “Series H Certificate of Designation”) was duly approved and adopted in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law by resolution of the Corporation’s Board of Directors pursuant to authority expressly vested in it by the Corporation’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”):

That the Corporation’s Series H Certificate of Designation be amended by deleting Article Fourth, Section 3.2(a) of the Certificate of Incorporation in its entirety and inserting in place thereof the following:

(a) Designation and Number of Shares. The shares of such series shall be designated as “Series H Preferred Stock” (the “Series H Preferred Stock”), par value $0.001 per share. The number of shares constituting the Series H Preferred Stock shall be 100,000; provided, however, that, if more than a total of 100,000 shares of Series H Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of October 21, 2002, between the Corporation and Computershare Trust Company, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151(g) of the Delaware General Corporation Law, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series H Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation of Series H Preferred Stock of Inspire Pharmaceuticals, Inc. to be duly executed in its corporate name as of this 19th day of July, 2007.

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi,
Senior Vice President,
General Counsel and Secretary

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